Exhibit 10.1

Execution Copy

COOPERATION AGREEMENT

This Cooperation Agreement (this “Agreement”), effective as of October 31, 2023 (the “Effective Date”), is entered into by and among:

•	MEI Pharma, Inc., a Delaware corporation (the “Company”);

•

Funicular Funds, LP, a Delaware limited partnership (“Funicular”), Cable Car Capital LLC, a California limited liability company (“Cable Car”) and Jacob Ma-Weaver, an individual (“Mr. Ma-Weaver” and, collectively with Funicular and Cable Car, the “Cable Car Investors”);

•

Anson Funds Management LP, a Texas limited partnership (“Anson Funds”), Anson Management GP LLC, a Texas limited liability company (“Anson Management”), Anson Advisors Inc., a corporation formed under the laws of Ontario, Canada (“Anson Advisors”), Anson Investments Master Fund LP, a Cayman Islands exempted limited partnership (“Anson Investments”), AIMF GP LLC, a Texas limited liability company (“AIMF”), Anson East Master Fund LP, a Cayman Islands exempted limited partnership (“Anson East”), AEMF GP LLC, a Texas limited liability company (“AEMF”), Anson Opportunities Master Fund LP, a Cayman Islands exempted limited partnership (“Anson Opportunities”), AOMF GP, LLC, a Texas limited liability company (“AOMF”), Bruce R. Winson, an individual (“Mr. Winson”), Amin Nathoo, an individual (“Mr. Nathoo”) Moez Kassam, an individual (“Mr. Kassam”), and Taheer Datoo, an individual (“Mr. Datoo” and collectively with Anson Funds, Anson Management, Anson Advisors, Anson Investments, AIMF, Anson East, AEMF, Anson Opportunities, AOMF, Mr. Winson, Mr. Nathoo, and Mr. Kassam, the “Anson Investors”); and

•	Solely for the purpose of Sections 1(f) and 2, James Flynn, an individual (“Mr. Flynn”) and solely for the purposes of Section 2, Mark Feldberg, an individual (“Mr. Feldberg”).

The Cable Car Investors and the Anson Investors and each of their Affiliates (as defined below) are collectively referred to as the “Investors,” and each, an “Investor”. The Company and the Investors are sometimes together referred to herein as the “Parties,” and each, a “Party.”

WHEREAS, as of the date hereof, the Investors collectively beneficially own an aggregate of 1,704,628 shares of the Company’s common stock, par value $0.00000002 per share (the “Common Stock”), with 1,093,188 shares of Common Stock held by the Anson Investors and 611,440 shares of Common Stock held by the Cable Car Investors;

WHEREAS, on October 10, 2023, the Investors, Mr. Feldberg and Mr. Flynn filed with the Securities and Exchange Commission (the “SEC”) definitive materials relating to a solicitation by the Investors of written consents from the stockholders of the Company to take certain actions without a stockholders’ meeting (the “Consent Solicitation”), as authorized by the Delaware General Corporation Law (“DGCL”); and

WHEREAS, in September 2023, the Investors submitted a letter to the Company (the “Nomination Notice”) nominating (the “Investor Director Nominations”) certain director candidates for election to the Company’s Board of Directors (the “Board”) at the annual meeting of the stockholders of the Company for the fiscal year ending June 30, 2024 (including any reschedulings, adjournments, continuations or other meeting held in lieu thereof, the “2024 Annual Meeting”); and

WHEREAS, the Parties have determined that it is in their respective best interests, and in the case of the Company, the best interests of its stockholders, to come to an agreement with respect to the composition of the Board and certain other matters, as provided in this Agreement.

NOW, THEREFORE, in consideration of the promises, representations and mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Board Composition and Related Matters.

(a) Board Matters.

(i) Concurrently with and effective upon the Effective Date, the Board and all applicable committees of the Board shall take all necessary actions to (A) accept the resignations tendered by each of Daniel P. Gold, Ph.D., Tamar D. Howson and Sujay R. Kango (together, the “Current Class 2024 Directors”) as directors of the Company, who the Company hereby represents have submitted, or shall no later than the date hereof submit, letters of resignation to the Board that will become effective immediately prior to the appointment of the New Directors (as defined below) and (B) appoint Steven Wood (the “Non-A/CC Designee”) to the Board as a director and Mr. Datoo and Mr. Flynn (the “First A/CC Designee” and “Second A/CC Designee” respectively, together the “A/CC Designees” and collectively with the Non-A/CC Designee, the “New Directors”) to the Board as a director, in each case in the same class as the Current Class 2024 Directors; provided, that prior to such appointment, each New Director shall have completed and provided: (1) the Company’s customary background check procedures, (2) an executed copy of the director and officer questionnaire in the form provided by the Company, and (3) any such other reasonable and customary director onboarding documentation as required by the Company.

(ii) During the period commencing on the Effective Date through the end of the Company’s annual meeting of stockholders for the fiscal year ending June 30, 2026 (including any reschedulings, adjournments, continuations or other meeting held in lieu thereof, the “2026 Annual Meeting”), the size of the Board shall not exceed eight (8) members without the prior written consent of each of the Investors (such consent not to be unreasonably withheld, conditioned or delayed).

(iii) The Company agrees that the Board and all applicable committees of the Board shall take all necessary actions to (i) nominate the New Directors for election to the Board at the 2024 Annual Meeting and (ii) recommend, support and solicit proxies for the election of the New Directors at the 2024 Annual Meeting in the same manner and with the same efforts as the Board and all applicable committees of the Board have recommended, supported and solicited proxies for the election of the Company’s director nominees at past annual meetings of the Company. The Company shall use its reasonable best efforts to hold the 2024 Annual Meeting no later than December 22, 2023.

(b) Board Committees.

(i) Effective upon the appointment of the New Directors, the Board shall take all necessary actions to form the Capital Allocation Committee of the Board (the “Capital Allocation Committee”). The scope of the Capital Allocation Committee will be to advise the full Board on the Company’s strategic allocation of capital to support (i) the development of its drug candidate programs and (ii) other value creation or preservation measures, with a view toward maximizing stockholder value. The Capital Allocation Committee shall consist of no more than five (5) directors, comprised of (A) the First A/CC Designee, the Second A/CC Designee and the Non-A/CC Designee, and (B) two (2) other directors to be designated by the current Board members who shall remain on the Board following the appointment of the New Directors, with the Chair of the Capital Allocation Committee to be recommended by the Nominating and Governance Committee of the Board (the “N&G Committee”) and ratified by the full Board.

(ii) Effective upon the appointment of the New Directors, the Board shall take all necessary actions to cause the N&G Committee to consist of no more than three (3) directors, comprised of Tom Reynolds (as Chair), Charles Baltic and the First A/CC Designee.

(iii) Effective upon the appointment of the New Directors, the Board shall take all necessary actions to reduce the size of the Compensation Committee of the Board (the “Compensation Committee”), such that it shall consist of no more than three (3) directors, comprised of Nick Glover (as Chair), Tom Reynolds and the Non-A/CC Designee.

(iv) Effective upon the appointment of the New Directors, the Board shall take all necessary actions to reconstitute the Audit Committee of the Board (the “Audit Committee”), such that it consists of no more than four (4) directors, comprised of Fred Driscoll (as Chair), Nick Glover, Charles Baltic and the Second A/CC Designee.

(c) Board Compensation and Other Benefits. The Company agrees that each New Director (and any Replacement Director (as defined below)) shall receive (i) the same benefits of director and officer insurance as all other non-management directors on the Board, (ii) the same compensation for his or her service as a director as the compensation received by other non-management directors on the Board who are not serving as, and receiving additional compensation with respect to service as, the chairperson of a committee of the Board; provided, however, that the A/CC Designees (and any

Replacement Director with respect to an A/CC Designee, solely to the extent such Replacement Director is deemed by the Board, in its reasonable discretion, to be an “affiliate” or “associate” of an “interested stockholder”) shall receive his or her compensation all in cash in lieu of any equity compensation; and (iii) such other benefits for serving as a director on the same basis as all other non-management directors on the Board.

(d) Board Policies and Procedures. Each Party acknowledges that each New Director (and any Replacement Director), shall be governed by all of the same policies, processes, procedures, codes, rules, standards and guidelines applicable to members of the Board (collectively, the “Company Policies”), and will be required to strictly adhere to the Company’s policies on confidentiality imposed on all members of the Board. Notwithstanding anything to the contrary contained in this Agreement or the Company Policies, the A/CC Designees (and any Replacement Director with respect to the A/CC Designees) may provide Confidential Information (as defined below) of the Company to each of the Investors or their respective Representatives that the A/CC Designees (or any Replacement Director with respect to the A/CC Designees) learns in his or her capacity as a member of the Board; provided, however, that prior to providing such Confidential Information, the intended recipients shall execute a customary confidentiality agreement in a form reasonably acceptable to the Company pursuant to which (i) the Company is a party, (ii) they shall be informed of the confidential nature of the Confidential Information and (iii) such intended recipients shall refrain from disclosing the Confidential Information to anyone, by any means, or from otherwise using the Confidential Information in any way other than in connection with assisting the Investors in the evaluation of their investment in the Company.

(e) Replacement Rights. If, at any time prior to the Termination Date, either of the A/CC Designees (or any Replacement Director with respect to the A/CC Designees) is unable to serve as a director for any reason and ceases to be a director, the Investors shall have the right to propose to the Company a replacement director (a “Replacement Director”) with relevant financial and business experience, who qualifies as “independent” pursuant to the Nasdaq Stock Market LLC (“Nasdaq”) listing standards and the SEC and applicable provisions of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and the applicable rules and regulations promulgated thereunder and, with respect to any Replacement Director with respect to the Second A/CC Designee, shall not be an “affiliate” or “associate” of either Investor or any of their Affiliates; provided, that the Investors’ right to propose a Replacement Director pursuant to this Section 1(e) shall terminate when the Investors cease to beneficially own the Minimum Ownership Amount (as defined below). Any candidate for Replacement Director shall be subject to the reasonable approval of the N&G Committee and the Board, which approval shall occur as soon as practicable following the Investors proposing a director and shall, subject to the fiduciary duties of the N&G Committee and the Board, not be unreasonably withheld, conditioned or delayed, and such Replacement Director shall be appointed to the Board within five (5) business days after the Board and the N&G Committee have approved of such candidate. Any Replacement Director appointed to the Board in accordance with this Section 1(e) shall, subject to the fiduciary duties of the N&G Committee and the Board, be appointed to any applicable committee of the Board of which the replaced director was a member immediately prior to such director’s death, resignation or removal, provided that in case of the Audit Committee, that such individual should be qualified for service thereon in accordance with any Nasdaq listing standard, the Exchange Act and any applicable rule or regulation promulgated thereunder. In the event the Board or the N&G Committee determines in good faith not to approve any Replacement Director proposed by the Investors, the Investors shall have the right to propose additional Replacement Directors in accordance with this Section 1(e) until a Replacement Director is appointed to the Board.

(f) Resignation in Certain Circumstances. Notwithstanding anything to the contrary in this Agreement, if either of the A/CC Designees or any Replacement Director therefor is then on the Board, such director shall promptly offer to resign from the Board (and, if requested by the Company, promptly deliver his or her written resignation to the Board (which shall provide for his or her immediate resignation) it being understood that it shall be in the Board’s sole discretion whether to accept or reject such resignation) if the Investors cease to beneficially own the Minimum Ownership Amount. Each of the Investors agree to cause each of the A/CC Designees to resign from the Board if such A/CC Designee fails to resign if and when requested pursuant to this clause (f), and if such A/CC Designee does not so resign within ten (10) business days following such request, such failure shall, to the fullest extent permitted by law, be deemed to constitute, and each A/CC Designee and each Investor agrees to waive any right to argue such failure does not constitute, “cause” for the purposes of Article III, Section 12 of the Bylaws and each of the Investors shall cooperate with the Company to take all necessary action to effect the removal of such A/CC Designee as a director of the Company.

2. Withdrawal of Consent Solicitation and Investor Director Nominations and Related Matters; Withdrawal of Section 220 Demand and Waiver Of Inspection Rights During The Term.

(a) As of the Effective Date, the Investors shall be deemed to have irrevocably withdrawn the Consent Solicitation and any and all related materials and notices submitted to the Company in connection therewith or related thereto, and shall irrevocably cease any and all solicitation and other activities in connection with the Consent Solicitation, and shall not take any further action in connection with the solicitation of consents in connection with the Consent Solicitation (other than in connection with such withdrawal or Section 10 hereof); provided, however, that no later than two (2) business days after the Effective Date, each Investor shall take all necessary actions to make any required filings with the SEC to withdraw the Consent Solicitation.

(b) As of the Effective Date, the Investors shall be deemed to have irrevocably withdrawn the Investor Director Nominations and any and all related materials and notices submitted to the Company in connection therewith or related thereto, and shall not take any further action in connection with the solicitation of proxies in connection with the Investor Director Nominations (other than in connection with Section 10 hereof).

(c) As of the Effective Date, the Investors shall be deemed to have irrevocably withdrawn their stockholder inspection demand letter (the “Section 220 Demand”) that they delivered to the Company on September 18, 2023, pursuant to Section 220 of the DGCL. During the Term, the Investors and their Affiliates irrevocably waive any and all rights as stockholders to inspect the Company’s books and records pursuant to Section 220 of the DGCL or the common law.

3. Capital Return Matters.

(a) The Company will, promptly following the Effective Date, take the necessary and appropriate actions to declare, by no later than five (5) business days after the Effective Date, a special cash dividend to holders of record of Common Stock as of the close of business on a day that is no fewer than ten (10) and nor more than fifteen (15) days following the date of declaration of not less than $1.75 per share of Common Stock, which dividend shall be paid no more than thirty (30) days following the date of declaration.

(b) The Company further agrees that if (x) at least seventeen (17) patients in Cohort 1 of the current ME-344 phase 1b clinical trial (Protocol ME-344-003) have disease progression prior to week 16 of treatment or (y) the Board otherwise determines, no sooner than one hundred eighty (180) days following the Effective Date and prior to the initiation of Cohort 2 of Protocol ME-344-003, not to proceed with said Cohort 2, then the study will be closed and, promptly after such closure, but in no event later than five (5) business days thereafter, the Company will, subject in all respects to the proper exercise by the Board at the time such return of capital is specifically approved, of its fiduciary duties under the DGCL, take the necessary and appropriate actions to approve the return to the stockholders of the Company, pursuant to a special dividend or a tender offer, as determined in the discretion of the Board (provided that no such tender offer shall expire less than six (6) months following the Effective Date), an amount in cash (assuming full subscription in the case of a tender offer) equal to (i) $1.40 multiplied by (ii) the number of shares of Common Stock outstanding as of the Effective Date (such aggregate amount, the “Capital Return Maximum Amount” and such return of capital, the “Capital Return”); provided, that the Capital Return Maximum Amount shall be subject to downward adjustment to the extent necessary to prevent the Capital Return from causing an impairment of the capital of the Company, the Capital Return Maximum Amount to exceed surplus, or the Company not to satisfy any other applicable solvency test, including those contained in any agreement to which the Company is a party with respect to the Capital Return. The Company represents that it is not currently aware of circumstances that would require such a downward adjustment. Subject to the foregoing proviso, (i) in the event the Capital Return is in the form of a tender offer (an “Offer”), each stockholder shall have the right to tender up to all of its shares in such Offer (subject to proration).

(c) Each Investor agrees that, should the Capital Return contemplated by Section 3(b) be in the form of an Offer, then with respect to such Capital Return, (i) it shall subscribe in full to such Offer and (ii) to the extent such Offer is not fully subscribed, it shall reduce its subscription (and its subscription shall automatically be deemed reduced) such that the proportion of the shares of Common Stock tendered by such Investor to the number of outstanding shares of Common Stock beneficially owned by such Investor as of consummation of such Offer does not exceed the proportion of the shares of Common Stock tendered by stockholders who are not Investors (“Non-Investor Stockholders”) to the number of outstanding shares of Common Stock beneficially owned by such Non-

Investor Stockholders as of the consummation of such Offer; provided, that such reduction shall in no event (and shall itself be reduced solely to the extent necessary so that it does not) result in any such offer having the effect, directly or indirectly, of increasing the proportionate share of the Common Stock, or securities convertible into Common Stock, “owned” (as defined in Section 203 of the DGCL) by any “interested stockholder” (as defined in Section 203) (except as a result of immaterial changes due to fractional share adjustments).

(d) For the avoidance of doubt, any formulas under this Section 3 dependent upon beneficial ownership of outstanding shares of Common Stock shall be without regard to any shares beneficially owned but not outstanding as of the applicable time.

(e) The following terms shall apply with respect to an Offer:

(i) The obligation of the Company to accept for payment, and pay for, shares of Common Stock tendered pursuant to such Offer shall be subject only the satisfaction or waiver of such conditions as are mutually agreed upon by the Company and each of the Investors;

(ii) Without the prior written consent of each of the Investors, the Company shall not (A) reduce the number of shares of Common Stock subject to such Offer, (B) except with respect to any downward adjustment contemplated pursuant to Section 3(b), reduce the per share purchase price, (C) add to the conditions to such Offer or change, modify or waive any condition to such Offer in a manner adverse to the holders of the Common Stock, (D) extend or otherwise change the expiration date of such Offer, except as expressly permitted by Section 3(e)(iii), (E) change the form of consideration payable in such Offer, or (F) otherwise amend, modify or supplement any of the other terms of such Offer in any manner adverse to the holders of the Common Stock;

(iii) The initial expiration date of such Offer shall be 5:00 p.m. (New York City time) on the twenty-first (21st) business day following the commencement of such Offer (determined using Exchange Act Rule 14d-1(g)(3)). The Company may only extend such Offer (A) for the minimum period required by any applicable law, including any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to such Offer, or (B) if, on the initial expiration date or any subsequent date as of which the Offer is scheduled to expire, any condition to such Offer shall not have been satisfied or waived, in consecutive increments of up to five (5) business days each (or such longer period as the Parties hereto may agree) until such time as each such condition shall have been satisfied or waived;

(iv) On the terms and subject to the conditions of such Offer, the Company shall, immediately after such Offer expires, accept for payment (the time of such acceptance, the “Acceptance Time”), and as promptly as practicable after the expiration of such Offer pay for, all shares of Common Stock validly tendered and not withdrawn pursuant to such Offer;

(v) The Company shall file with the SEC, within the applicable required time periods, all documents required to be filed by it with respect to the Offer pursuant to the Exchange Act and the rules thereunder (collectively, the “Offer Documents”), and shall cause the applicable Offer Documents to be disseminated to holders of outstanding shares of Common Stock as and to the extent required by applicable laws.

(vi) The Company covenants and agrees that none of the Offer Documents will, at the date it is first filed with the SEC or at the Acceptance Time or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, and each of the Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act.

4. No Litigation. During the Term, each Party hereby covenants and agrees that it shall not, and shall not permit any of its Affiliates or Representatives to, directly or indirectly, alone or in concert with others, encourage, pursue, or assist any other person to threaten or initiate any lawsuit, claim, or other proceeding before any court (each, a “Legal Proceeding”) against the other Party, any of its Affiliates, or its Representatives, except for (a) any Legal Proceeding initiated primarily to remedy a breach of or to enforce this Agreement; or (b) counterclaims with respect to any proceeding initiated by or on behalf of one Party or its Affiliates against any other Party or its Affiliates; provided, however, that the foregoing shall not prevent any Party or any of its Representatives from responding to oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar processes (each, a “Legal Requirement”) in connection with any Legal Proceeding if such Legal Proceeding has not been initiated by, on behalf of, or at the direct or indirect suggestion of such Party or any of its Representatives; provided, further, that in the event any Party or any of its Representatives receives such Legal Requirement, such Party shall give prompt written notice of such Legal Requirement to the other Parties (except where such notice would be legally prohibited or not practicable). Each Party represents and warrants to each other Party that neither it nor any assignee has filed any Legal Proceeding or is aware of any Legal Proceeding, or a Legal Requirement related thereto, against any other Party that has not been disclosed to such other Party prior to the date hereof.

5. Mutual Non-Disparagement.

(a) Subject to Section 6, each of the Investors agree that, during the Term, no Investor shall, and each Investor shall cause each of its respective controlled Affiliates and Representatives not to, alone or in concert with others, directly or indirectly in any capacity or manner, publicly make, transmit or otherwise communicate in any way (or knowingly assist any other person to such effect with respect to) any remark, comment, communication or other statement of any kind, whether verbal, in writing, electronically transferred or otherwise, that might reasonably constitute an ad hominem attack on, or otherwise defame the reputation or good name, as the case may be, of, the Company or any of its Representatives, or any of their businesses, products or services.

(b) The Company hereby agrees that, during the Term, neither it nor any of its Affiliates or Representatives shall, and it shall cause each of its controlled Affiliates and Representatives not to, alone or in concert with others, directly or indirectly in any capacity or manner, publicly make, transmit or otherwise communicate in any way (or knowingly assist any other person to such effect with respect to) any remark, comment, communication or other statement of any kind, whether verbal, in writing, electronically transferred or otherwise, that might reasonably be construed to be derogatory, or constitute an ad hominem attack on, or otherwise defame the reputation or good name, as the case may be, of, any of the Investors or any of their respective Representatives, or any of their businesses, products or services.

(c) Notwithstanding the foregoing, nothing in this Section 5 or elsewhere in this Agreement shall prohibit any Party from making any factual statement, including as required under the federal securities laws or other applicable laws (including to comply with any subpoena or other legal process from any governmental or regulatory authority with competent jurisdiction over the relevant Party hereto) or stock exchange regulations.

(d) The limitations set forth in Sections 5(a) and 5(b) shall not prevent any Party from responding to any public statement made by any other Party of the nature described in Sections 5(a) and 5(b), if such statement by the other Party was made in breach of this Agreement.

6. Standstill.

(a) During the Term, each of the Investors shall not, and shall cause their respective controlled Representatives not to, in any way, directly or indirectly (in each case, except as expressly permitted by this Agreement, including, without limitation, Sections 1, 3 and 7 hereof):

(i) make, engage in, or knowingly participate in, directly or indirectly, any “solicitation” (as such term is defined under the Exchange Act) of proxies or consents with respect to the election or removal of directors of the Company or any other matter or proposal relating to the Company or become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A promulgated under the Exchange Act) in any such solicitation of proxies or consents;

(ii) knowingly encourage or advise any Third Party (as defined below) or knowingly assist any Third Party in engaging in encouraging or advising any other person (A) with respect to the giving or withholding of any proxy or consent relating to, or other authority to vote, any Voting Securities, or (B) in conducting any type of referendum relating to the Company (other than such encouragement or advice that is consistent with the Board’s recommendation in connection with such matter);

(iii) form, join or act in concert with any “group” as defined pursuant to Section 13(d) of the Exchange Act with respect to any Voting Securities, other than a group solely with or among the Investors and their Affiliates, with respect to Voting Securities now or hereafter owned by them, or otherwise in any manner agree, attempt, seek or propose to deposit any securities of the Company in any voting trust or similar arrangement, or subject any securities of the Company to any arrangement or agreement with respect to the voting thereof, other than any such voting trust or similar arrangement (A) solely with or among the Investors and their Affiliates, (B) related to customary brokerage accounts, margin accounts, prime brokerage accounts and similar accounts, or (C) granting proxies in solicitations approved by the Board, and except as expressly set forth in this Agreement;

(iv) make, or in any way participate in, any offer or proposal with respect to any Extraordinary Transaction (as defined below), either publicly or in a manner that would reasonably require public disclosure by the Company or any of the Investors (it being understood that the foregoing will not restrict any of the Investors from tendering shares, receiving payment for shares or otherwise participating in any other dividend, share repurchase or similar transaction available to all shareholders, subject to applicable law, including, (x) the Capital Return or an Offer or (y) any Extraordinary Transaction initiated by a Third Party on the same basis as other stockholders of the Company);

(v) make any public proposal with respect to any material change in the capitalization, stock repurchase programs, dividend policy, management, business, strategy or corporate structure of the Company or any of its subsidiaries, or with respect to a liquidation or dissolution of the Company;

(vi) enter into a voting trust, arrangement or agreement with respect to any Voting Securities, or subject any Voting Securities to any voting trust, arrangement or agreement, in each case other than (A) this Agreement, (B) solely with or among the Investors and their Affiliates, (C) granting proxies in solicitations approved by the Board, or (D) related to customary brokerage accounts, margin accounts, prime brokerage accounts and similar accounts;

(vii) (A) seek, alone or in concert with others, election or appointment to, or representation on, the Board or nominate or propose the nomination of, any candidate to the Board, except as set forth in this Agreement, (B) initiate, alone or in concert with others, or be the proponent of, or become a “participant” in any “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) of proxies in respect of, any stockholder proposal for consideration at, or bring any business before, any meeting of the Company’s stockholders or through a consent solicitation, (C) seek, alone or in concert with others, the removal of any member of the Board (other than as required by Section 1of this Agreement); (D) initiate, knowingly encourage or participate in any “withhold” or similar campaign with respect to any meeting of the Company’s stockholders or action by consent; or (E) call or seek to call, or request the call of, alone or in concert with others, any meeting of the Company’s stockholders, whether or not such a meeting is permitted by the Certificate of Incorporation or By-Laws, provided that nothing in this Agreement will prevent any of the Investors or their respective Affiliates from taking actions in furtherance of identifying any Replacement Director;

(viii) make any request for stockholder list materials or other books and records of the Company under Section 220 of the DGCL or otherwise; provided that nothing herein shall prevent any New Director (or any Replacement Director) from making such a request solely in such New Director’s (or Replacement Director’s) capacity as a director in a manner consistent with his or her fiduciary duties to the Company;

(ix) enter into any negotiations, agreements or understandings with any person not (A) a Party to this Agreement, (B) a member of the Board, (C) an officer of the Company, or (D) an Affiliate of any Investor (any person not set forth in clauses (A)-(D) shall be referred to as a “Third Party”) to take any action that any of the Investors are prohibited from taking pursuant to this Section 6(a);

(x) sell, offer or agree to sell directly or indirectly, through swap or hedging transactions or otherwise, the securities of the Company or any rights decoupled from the underlying securities of the Company held by any of the Investors or any of their respective Affiliates to any Third Party that would result in, or following which, to any such Investors’ knowledge, such Third Party, together with its affiliates and associates, owning, controlling or otherwise having any beneficial or other ownership interest in the aggregate of more than 4.9% of the shares of Common Stock outstanding at such time, except in a transaction approved by the Board;

(xi) acquire, agree to acquire or make a proposal to acquire (or publicly announce or otherwise disclose an intention to propose to acquire) or offer to acquire, by purchase or otherwise, beneficial ownership of any shares of Common Stock or any other securities of the Company convertible into, settleable in or exercisable for shares of Common Stock not beneficially owned by them immediately prior to the Effective Time;

(xii) disclose any intention, plan or arrangement inconsistent with any provision of this Section 6; or

(xiii) request that the Company, directly or indirectly, amend or waive any provision of this Section (including this clause (xiii)), other than through non-public communications with the Company that would not reasonably be expected to trigger public disclosure obligations for any of the Parties.

Notwithstanding anything set forth herein to the contrary, nothing set forth in this Agreement shall be deemed to prevent any of the Investors from (I) communicating privately with the Board or any of the Company’s executive officers regarding any matter, so long as such communications are not intended to, and would not reasonably be expected to, require the Company or any of the Investors to make public disclosure with respect thereto, (II) identifying potential director candidates for any Replacement Director so long as such actions do not create, and would not reasonably be expected to create, a public disclosure obligation for any of the Investors or the Company, are not publicly disclosed by any of the Investors or their respective Affiliates and are undertaken on a basis reasonably designed to be confidential; (III) making or sending private communications to investors or prospective investors in any of the Investors or any of their respective Affiliates, provided that such statements or communications (1) are based on publicly available information and (2) are not reasonably expected to be publicly disclosed and are understood by all parties to be confidential communications; (IV) taking any action to the extent necessary to comply with any law, rule or regulation or any action required by any governmental or regulatory authority or stock exchange that has, or may have, jurisdiction over any of the Investors; or (V) communicating privately with stockholders of the Company when such communication is not made with an intent to otherwise violate, and would not be reasonably expected to result in a violation of, any provision of this Agreement. Furthermore, for the avoidance of doubt, nothing in this Agreement shall be deemed to restrict in any way the New Directors (or any Replacement Director) in the exercise of his or her fiduciary duties under applicable law as a director of the Company.

(b) Notwithstanding anything contained in this Agreement to the contrary, the provisions of Section 4, 5 and 6 of this Agreement shall automatically terminate upon the consummation of a Change of Control transaction agreed to by the Board and involving the Company, provided, that if the First A/CC Designee (or any Replacement Director thereof) approves of any such Change of Control transaction as a Board member, the termination provided for under this Section 6(b) shall not apply with respect to such Change of Control transaction.

(c) On one (1) occasion following such time that the Cable Car Investors and the Anson Investors cease to have a Schedule 13D filed with the SEC and during the Term, upon reasonable written notice from the Company pursuant to Section 18 hereof, such Investors shall promptly provide the Company with information regarding the amount of the securities of the Company beneficially owned by such Investors, with respect to which such Investors have any direct or indirect rights or options to acquire or any economic exposure through any derivative securities or contracts or instruments in any way related to the price of such securities, or with respect to which such Investors have hedged its position by selling covered call options. This ownership information provided to the Company will be kept strictly confidential, unless required to be disclosed pursuant to applicable laws and regulations, any subpoena, legal process or other legal requirement or in connection with any litigation or similar proceedings in connection with this Agreement.

7. Voting of Investors’ Shares. In connection with the 2024 Annual Meeting and at the annual meeting of the stockholders of the Company for the fiscal year ending June 30, 2025 (including any reschedulings, adjournments, continuations or other meeting held in lieu thereof, the “2025 Annual Meeting”), each Investor shall cause to be present for quorum purposes and vote or cause to be voted all shares of Common Stock beneficially owned by it or its respective controlling or controlled Affiliates which it is entitled to vote on the record date for the 2024 Annual Meeting or the 2025 Annual Meeting, as the case may be, (a) in favor of the election of all of the director nominees recommended for election by the Board and (b) in accordance with the Board’s recommendation on all other proposals; provided, however, that in the event that Institutional Shareholder Services Inc. (“ISS”) or Glass Lewis & Co., LLC (“Glass Lewis”) recommend otherwise with respect to any proposals (other than the election of directors), each of the Investors shall be permitted to vote in accordance with the ISS or Glass Lewis recommendation; provided, further, that each Investor shall be permitted to vote in its sole discretion with respect to any publicly announced proposals relating to an Extraordinary Transaction requiring a vote of stockholders of the Company. In addition, during the Term, each Investor agrees not to, and to cause any person through which it beneficially owns shares not to, provide a consent in response to any consent solicitation that has not been approved by the Board.

8. Representations and Warranties of the Company. The Company represents and warrants to each of the Investors that, except as set forth in that certain letter agreement between the Company and the Investors dated as of the date hereof, this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights and remedies of creditors and subject to general equity principles, and the execution, delivery and performance of this Agreement by the Company does not and will not violate or conflict with any law, rule, regulation, order, judgment or decree applicable to it, or result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, or any material agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound, including, without limitation, with respect to that certain Rights Agreement, dated as of October 1, 2023, by and between the Company and Computershare, Inc., as Rights Agent.

9. Representations and Warranties of the Investors. Each of the Investors represents and warrants to the Company that this Agreement has been duly and validly authorized, executed and delivered by such Investor, and constitutes a valid and binding obligation and agreement of such Investor, enforceable against such Investor in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights and remedies of creditors and subject to general equity principles, the signatory for such Investor has the power and authority to execute this Agreement and any other documents or agreements entered into in connection with this Agreement on behalf of itself and such Investor, and to bind such Investor to the terms hereof and thereof, the execution, delivery and performance of this Agreement by such Investor does not and will not violate or conflict with any law, rule, regulation, order, judgment or decree applicable to it, or result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which any Investor is a party or by which it is bound, and neither such Investor nor any of its Affiliates has provided or will provide the New Directors (or any Replacement Director) with any compensation for his or her service as the New Directors (or any Replacement Director). For the avoidance of doubt, no compensation received by either of the A/CC Designees by virtue of his or her relationship with any of the Investors shall be deemed to be compensation for his or her service as a New Director.

10. SEC Filings.

(a) No later than four (4) business days following the Effective Date, the Company shall file with the SEC a Current Report on Form 8-K reporting its entry into this Agreement and appending this Agreement as an exhibit thereto (the “Form 8-K”). The Form 8-K shall be consistent with the terms of this Agreement. The Company shall provide the Investors with a reasonable opportunity to review and comment on the Form 8-K prior to it being filed with the SEC and consider in good faith any comments provided by the Investors.

(b) No later than two (2) business days following the Effective Date, the Investors shall file with the SEC an amendment to that certain Schedule 13D, first filed by certain of the Investors on May 30, 2023 (as amended thereafter, the “Schedule 13D”), in compliance with Section 13 of the Exchange Act reporting their entry into this Agreement and appending this Agreement as an exhibit thereto or incorporating this Agreement by reference to the Company’s Form 8-K (the “Schedule 13D Amendment”). The Schedule 13D Amendment shall be consistent with the terms of this Agreement. The Investors shall provide the Company with a reasonable opportunity to review and comment on the Schedule 13D Amendment prior to it being filed with the SEC and consider in good faith any comments of the Company.

11. Term; Termination.

(a) The term of this Agreement (the “Term”) shall commence on the Effective Date and shall automatically terminate on the earlier of the date that is (i) forty-five (45) days before the nomination window closes under the Bylaws for the 2026 Annual Meeting, and (ii) one hundred and twenty (120) days prior to the second anniversary of the 2024 Annual Meeting (the earlier of such date, the “Termination Date”).

(b) The obligations of each of the Investors pursuant to Sections 1, 2, 4, 5, 6, 7 and 24 shall terminate in the event that the Company materially breaches its obligations to any of the Investors pursuant to Sections 1, 3, 4, 5, 10 or 24, or the representations and warranties in Section 8 of this Agreement and such breach (if capable of being cured) has not been cured within ten (10) calendar days following written notice of such breach from any of the Investors, or, if impossible to cure within ten (10) calendar days, the Company has not taken substantive action to correct within ten (10) calendar days following written notice of such breach from any of the Investors; provided, however, that the obligations of each of the Investors pursuant to Section 5 shall terminate immediately in the event that the Company materially breaches its obligations to any of the Investors under Section 5; and

(c) The obligations of the Company to each of the Investors pursuant to Sections 1, 3, 4, 5, 10 and 24 shall terminate in the event that any of the Investors materially breaches its obligations in Sections 1, 2, 3(c), 4, 5, 6, 7 or 24 or the representations and warranties in Section 9, and such breach (if capable of being cured) has not been cured within ten (10) calendar days following written notice of such breach, or, if impossible to cure within ten (10) calendar days, the applicable Investor has not taken substantive action to correct within ten (10) calendar days following written notice of such breach from the Company; provided, however, that the obligations of the Company to each of the Investors pursuant to Section 5 shall terminate immediately in the event that any Investor materially breaches its obligations under Section 5.

(d) If this Agreement is terminated in accordance with this Section 11, this Agreement shall forthwith become null and void, but no termination shall relieve any Party from liability for any breach of this Agreement prior to such termination.

12. Expenses. Each Party shall be responsible for its own fees and expenses in connection with the negotiation and execution of this Agreement and the transactions contemplated hereby; provided, however, that as consideration for the Investors’ obligations to the Company set forth herein and the expenses incurred related to their efforts in reaching this Agreement, which has conferred a benefit on the Company and all shareholders, the Company shall promptly reimburse the Investors for their reasonable fees and expenses arising out of or related to its engagement with the Company to date and the negotiation and execution of this Agreement, in an amount not to exceed $1,200,000 (the “Expense Reimbursement”); provided, further, that without admitting any fault or liability under Section 16(b) of the Exchange Act, the Investors agree that in lieu of a payment to the Company of $163,553.76 in profits that may be recoverable by the Company pursuant to Section 16(b) of the Exchange Act as a result of the expiration of certain put options written by certain of the Investors as set forth in such Investor’s respective Form 4 filings (the “Put Options”), and while the Investors fully dispute any such Section 16(b) claim, the amount of the Expense Reimbursement available to the Investors shall be reduced by $81,776.88, which the Company accepts as payment in full of any such disputed claim. Accordingly, the Company agrees that it shall not, and waives any rights to, take any action or make any claims, directly or indirectly, against any of the Investors under Section 16 of the Exchange Act related to any transactions in the Put Options prior to the Effective Date.

13. No Other Arrangements. Each Investor represents and warrants that, as of the date of this Agreement, except as specifically disclosed on the Schedule 13D or any Form 4 filing, the Investors do not own, of record or beneficially, any other Voting Securities or any other securities convertible into, or exchangeable or exercisable for, any Voting Securities and the Investors have not entered into, directly or indirectly, any agreements or understandings with any person (other than its own Affiliates and Representatives) with respect to any potential transaction involving the Company or the voting or disposition of any securities of the Company, except as otherwise provided for in this Agreement.

14. Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any jurisdiction other than those of the State of Delaware. Each Party agrees that it shall bring any suit, action or other proceeding in respect of any claim arising out of or related to this Agreement (each, an “Action”) exclusively in the Delaware Court of Chancery in and for New Castle County, in the event (but only in the event) that such court does not have subject matter jurisdiction over such Action, the United States District Court for the District of Delaware or in the event (but only in the event) such courts identified in clauses (a) and (b) do not have subject matter jurisdiction over such Action, any other Delaware state court (collectively, the “Chosen

Courts”), and, solely in connection with an Action, irrevocably submits to the exclusive jurisdiction of the Chosen Courts, irrevocably submits to the exclusive venue of any such Action in the Chosen Courts and waives any objection to laying venue in any such Action in the Chosen Courts, waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party hereto and agrees that service of process upon such Party in any such Action shall be effective if notice is given in accordance with Section 18 of this Agreement or any other manner permitted by law. Each Party agrees that a final judgment in any Action brought in the Chosen Courts shall be conclusive and binding upon each of the Parties and, notwithstanding anything to the contrary in this Section 14, may be enforced in any other courts, the jurisdiction of which each of the Parties is or may be subject, by suit upon such judgment.

15. Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 15.

16. Specific Performance. Each of the Parties acknowledges and agrees that irreparable injury to the other Parties would occur in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that each of the Parties (the “Moving Party”) shall be entitled to specific enforcement of, and injunctive or other equitable relief as a remedy for any such breach or to prevent any violation or threatened violation of, the terms hereof, and the other Parties will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. The Parties further agree to waive any requirement for the security or posting of any bond in connection with any such relief. The remedies available pursuant to this Section 16 shall not be deemed to be the exclusive remedies for a breach of this Agreement but shall be in addition to all other remedies available at law or equity.

17. Certain Definitions. As used in this Agreement:

(a) “Affiliate” shall mean, with respect to any person, any “Affiliate” of such person as defined in Rule 12b-2 promulgated by the SEC under the Exchange Act, including, for the avoidance of doubt, persons who become Affiliates of such person subsequent to the Effective Date; provided that the Company, on the one hand, and any of the Investors, on the other hand, shall not be deemed Affiliates of one another for purposes of this Agreement, provided, further, that the Anson Investors, on the one hand, and the Cable Car Investors, on the other hand, shall not be deemed Affiliates of one another for purposes of this Agreement;

(b) “beneficial owner”, “beneficial ownership” and “beneficially own” shall have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act;

(c) “business day” shall mean any day other than a Saturday, Sunday or day on which the commercial banks in the State of New York are authorized or obligated to be closed by applicable law;

(d) “Bylaws” shall mean the Fifth Amended and Restated Bylaws of the Company, as currently in effect as of the Effective Date;

(e) “Certificate of Incorporation” shall mean the Amended and Restated Certificate of Incorporation of the Company, as may be amended from time to time;

(f) a “Change of Control” transaction shall be deemed to have taken place if (i) any person is or becomes a beneficial owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the equity interests and voting power of the Company’s then-outstanding equity securities or (ii) the Company effects a merger or a stock-for-stock transaction whereby immediately after the consummation of the transaction the Company’s stockholders retain or receive less than fifty percent (50%) of the equity interests and voting power of the surviving entity’s (or if such surviving entity is a wholly owned subsidiary, its parent entity’s) then-outstanding equity securities, or (iii) the Company sells all or substantially all of its assets to a Third Party;

(g) “Confidential Information” shall mean all information that is understood to be confidential by a reasonable person by the context of its disclosure and/or its content, scope or nature that is entrusted to or obtained by a director of the Company by reason of his or her position as a director of the Company, including, but not limited to, discussions or matters considered in meetings of the Board or Board committees; provided, however, Confidential Information shall not include information that (I) at the time of disclosure is, or as of and at such time such disclosure thereafter becomes, generally available to the public other than as a result of any material breach of this Agreement by any of the Investors or any of their respective controlled Representatives or the First A/CC Designee’s noncompliance with the Company Policies, (II) at the time of disclosure is, or as of and at such time such disclosure thereafter becomes, available to any of the Investors or their respective Representatives on a non-confidential basis from a Third-Party source, provided that, to any of the Investors’ and their respective controlled Representatives’ knowledge, such Third-Party is not and was not prohibited from disclosing such Confidential Information to any such Investor or Representatives by any applicable law or contractual obligation, (III) was legally obtained by any of the Investors or their respective Representatives prior to being disclosed by or on behalf of a director of the Company (whether or not an A/CC Designee or a Replacement Director), or (IV) was or is independently developed by any of the Investors or their respective Representatives without reliance on, or reference to, any Confidential Information.

(h) “Extraordinary Transaction” shall mean any equity tender offer, equity exchange offer, merger, acquisition, joint venture, business combination, financing, recapitalization, restructuring, disposition, dividend, repurchase, distribution, spin-off, or sale or transfer of a majority of the Company’s assets, in one or a series of transactions.

(i) “Minimum Ownership Amount” shall mean 10% of the outstanding Common Stock beneficially owned in the aggregate by the Investors (subject to adjustment for stock splits, reclassifications, combinations and similar adjustments), provided, however, that at any such time as the Cable Car Investors and the Anson Investors cease to be members of a Section 13(d) group with one another following the Effective Date, then the Minimum Ownership Amount referenced under Sections 1(e) and 1(f) shall be based on 3% of the outstanding Common Stock beneficially owned in the aggregate by the Cable Car Investors, on the one hand, and 7% of the outstanding Common Stock beneficially owned in the aggregate by the Anson Investors, on the other hand (in each case, subject to adjustment for stock splits, reclassifications, combinations and similar adjustments), provided, further, for the avoidance of doubt, that whenever such individual Minimum Ownership Amount shall apply, each of the Cable Car Investors, on the one hand, and the Anson Investors, on the other hand, must maintain such Minimum Ownership Amount for purposes of Section 1(e) and 1(f).

(j) “other Party” shall mean, with respect to the Company, each of the Investors, and with respect to each of the Investors, the Company;

(k) “person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or other entity of any kind, structure or nature;

(l) “Representative” shall mean, with respect to any person, such person’s Affiliates and its and their respective directors, officers, non-executive employees, partners (excluding, for the avoidance of doubt, limited partners that own, directly or indirectly, less than a 5% interest in such person), members, managers, consultants, legal or other advisors, agents and other representatives acting on such person’s behalf; provided, that when used with respect to the Company, “Representatives” shall not include, for the purposes of determining any breach of this Agreement by the Company, either A/CC Designee; and

(m) “Voting Securities” means the Common Stock and any other securities of the Company entitled to vote in the election of directors.

18. Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: when delivered by hand (with written confirmation of receipt), when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), on the date sent by email if sent during normal business hours, and on the next business day if sent after normal business hours (to the extent that no “bounce back,” “out of office” or similar message indicating non-delivery is received with respect thereto); or on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the addresses set forth in this Section 18 (or to such other address that may be designated by a Party from time to time in accordance with this Section 18).

If to the Company, to its address at:

MEI Pharma, Inc.

11455 El Camino Real, Suite 250

San Diego, California 92130

Attention: David M. Urso, President and Chief Executive Officer

Email: urso@meipharma.com

With copies (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, PA 19103

Attention:    Justin W. Chairman

  Steven A. Navarro

Email:     justin.chairman@morganlewis.com

  steven.navarro@morganlewis.com

If to any of the Cable Car Investors, to the address at:

c/o Cable Car Capital LLC

601 California Street, Suite 1151

San Francisco, California 94108

Attention:   Jacob Ma-Weaver

Email:    jacob@cablecarcapital.com

If to any of the Anson Investors, to the address at:

c/o Anson Funds Management LP

16000 Dallas Parkway, Suite 800

Dallas, Texas 75248

Attention:   Tony Moore

Email:    tmoore@ansonfunds.com

With copies in either case (which shall not constitute notice) to:

Olshan Frome Wolosky LLP

1325 Avenue of the Americas

New York, NY 10019

Attention:   Andrew Freedman

 Meagan Reda

 Dorothy Sluszka

Email:    afreedman@olshanlaw.com

 mreda@olshanlaw.com

 dsluszka@olshanlaw.com

19. Entire Agreement. This Agreement constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter except, as set forth in that certain letter agreement between the Company and the Investors dated as of the date hereof. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each Party. Each Party acknowledges that no other Party or such Party’s Representatives has made, and no Party has relied upon, any express or implied representations, warranties or statements of any nature, whether or not in writing or orally, including as to the accuracy and completeness of any information provided by or on behalf of any Party, except as expressly set forth in this Agreement.

20. No Joint Liability. Notwithstanding anything to the contrary in this Agreement, all representations, warranties, covenants, liabilities and obligations under this Agreement are several, and not joint, except among the Cable Car Investors collectively as a Party to this Agreement and among the Anson Investors collectively as a Party to this Agreement, and neither the Cable Car Investors nor the Anson Investors will be liable for any breach, default, liability or other obligation of such other Party.

21. Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

22. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

23. Assignment. No Party may assign any of its rights or delegate any of its obligations hereunder without the prior written consent of the other Parties. Any purported assignment or delegation in violation of this Section 23 shall be null and void. No assignment or delegation shall relieve the assigning or delegating Party of any of its obligations hereunder. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

24. Waivers. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

25. Public Announcement. Promptly following the execution of this Agreement, the Company shall issue a mutually agreeable press release (the “Press Release”) substantially in the form attached hereto as Exhibit A. Prior to the issuance of the Press Release, neither the Company nor any of the Investors shall issue any press release or make any public announcement regarding this Agreement or take any action that would require public disclosure thereof without the prior written consent of the other Party, except to the extent required by applicable law or the rules of any national securities exchange.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have executed this Agreement to be effective as of the Effective Date.

MEI PHARMA, INC.

By:	/s/ David M. Urso
Name:	David M. Urso
Title:	president & CEO

Signature Page to

Cooperation Agreement

Funicular Funds, LP

By:	Cable Car Capital LLC, its general partner

By:	/s/ Jacob Ma-Weaver
Name:	Jacob Ma-Weaver
Title:	Managing Member

Cable Car Capital LLC

By:	/s/ Jacob Ma-Weaver
Name:	Jacob Ma-Weaver
Title:	Managing Member

/s/ Jacob Ma-Weaver
Jacob Ma-Weaver

Anson Funds Management LP

By:	Anson Management GP LLC, its general partner

By:	/s/ Bruce R. Winson
Name:	Bruce R. Winson
Title:	Manager

Anson Funds Management LLC

By:	/s/ Bruce R. Winson
Name:	Bruce R. Winson
Title:	Manager

Signature Page to

Cooperation Agreement

Anson Advisors Inc.

By:	/s/ Amin Nathoo
Name:	Amin Nathoo
Title:	Director

By:	/s/ Moez Kassam
Name:	Moez Kassam
Title:	Director

Anson Investments Master Fund LP

By:	AIMF GP LLC, its general partner

By:	/s/ Bruce R. Winson
Name:	Bruce R. Winson
Title:	Director

AIMF GP LLC

By:	/s/ Bruce R. Winson
Name:	Bruce R. Winson
Title:	Director

Anson East Master Fund LP

By:	AEMF GP LLC, its general partner

By:	/s/ Bruce R. Winson
Name:	Bruce R. Winson
Title:	Director

Signature Page to

Cooperation Agreement

AEMF GP LLC

By:	/s/ Bruce R. Winson
Name:	Bruce R. Winson
Title:	Director

Anson Opportunities Master Fund LP

By:	AOMF GP LLC, its general partner

By:	/s/ Bruce R. Winson
Name:	Bruce R. Winson
Title:	Director

AOMF GP LLC

By:	/s/ Bruce R. Winson
Name:	Bruce R. Winson
Title:	Director

Signature Page to

Cooperation Agreement

/s/ Bruce R. Winson
Bruce R. Winson

/s/ Amin Nathoo
Amin Nathoo

/s/ Moez Kassam
Moez Kassam

/s/ Taheer Datoo
Taheer Datoo

/s/ Mark Feldberg
Mark Feldberg (solely as to Section 2)

/s/ James Flynn
James Flynn (solely as to Sections 1(f) and 2)

Signature Page to

Cooperation Agreement

EXHIBIT A

Press Release

NOT FOR IMMEDIATE RELEASE

MEI Pharma Enters into Agreement with Anson Funds and Cable Car Capital

Commits to Capital Return of Up to $3.15 per Share

Adds Three New Directors and Forms Capital Allocation Committee of the Board

SAN DIEGO, TORONTO and SAN FRANCISCO – October XX, 2023 – MEI Pharma, Inc. (NASDAQ: MEIP) (the “Company”) and Anson Funds and Cable Car Capital (“Anson and Cable Car”) today announced that they have entered into a cooperation agreement. Key terms of the agreement include:

•	Capital Return to Stockholders: The Company intends to promptly pay a dividend in the amount of $1.75 per share of common stock to all stockholders.

Additionally, a second return of capital of approximately $9.33 million in the aggregate will be authorized by the Board if either (i) at least 17 patients in Cohort 1 of the Company’s ongoing ME-344 phase 1b study have disease progression prior to week 16 of treatment (a threshold consistent with the bar set forth in the phase 1b clinical trial protocol needed to continue the study by enrolling Cohort 2 of the phase 1b study), or (ii) at least six months after the date of the cooperation agreement, and prior to the initiation of Cohort 2 of the phase 1b study, the Company’s Board determines not to proceed with Cohort 2. This second return of capital may take the form of a dividend or tender offer, will be subject to the proper exercise by the Board of its fiduciary duties under applicable law and is subject to modification to the extent necessary to comply with appliable requirements under Delaware law.

•

Stockholder Designees Added to the Board: The Company has appointed two directors designated by Anson and Cable Car: Mr. James Flynn and Mr. Taheer Datoo. Additionally, Mr. Steven Wood, as mutually agreed upon by the Company and Anson and Cable Car, has been appointed as an additional MEI stockholder representative designated by the Board. These appointments are effective immediately and the new directors will be nominated for election by the Company in connection with the upcoming fiscal 2024 Annual Meeting of Stockholders (“2024 Annual Meeting”), to serve for a three-year term if elected.

Current MEI directors Daniel P. Gold, Ph.D., Tamar D. Howson and Sujay R. Kango have resigned from the Board concurrently with the execution of the cooperation agreement and will not seek reelection at the 2024 Annual Meeting. Assuming all directors nominated by the Board are elected at the 2024 Annual Meeting, the Board will continue to comprise eight directors, six of whom will be independent pursuant to the applicable stock exchange listing standards.

•

Formation of a Capital Allocation Committee: MEI’s Board has formed a Capital Allocation Committee, comprising five directors including the three new directors. The Capital Allocation Committee will advise the full Board on the Company’s strategic allocation of capital to support (i) the development of its drug candidate programs and (ii) other value creation or preservation measures, with a view toward maximizing stockholder value.

Additionally, as part of the cooperation agreement, Anson and Cable Car have agreed to withdraw their consent solicitation and will vote for the Company’s slate of director nominees in connection with the 2024 Annual Meeting and the fiscal 2025 Annual Meeting of Stockholders. Anson and Cable Car will also abide by customary standstill provisions.

“Today’s announcement reflects our ongoing engagement with our stockholders, and we are pleased to reach an agreement that we believe is in the best interest of all stockholders,” said David M. Urso, president and chief executive officer of MEI Pharma. “This agreement enables MEI to support stockholder value by returning capital via a near-term cash dividend, with the potential for additional capital return, while allowing us to devote resources to advance our two promising programs, voruciclib and ME-344, through key upcoming data readouts – and avoid the costs associated with a consent solicitation and proxy contest. With important near-term data expected during the first half of 2024, we remain focused on executing our development programs and the potential to deliver differentiated and improved therapeutic options to cancer patients.”

“We believe that MEI has the opportunity to create value for stockholders by advancing its programs and judiciously returning capital to stockholders – and the agreement we reached today is a positive step forward for MEI stockholders,” said Moez Kassam of Anson Funds and Jacob Ma-Weaver of Cable Car. “We are pleased to reach this constructive resolution that we believe will add important perspectives to the Board and ensure the Company is best positioned to maximize value for stockholders.”

The complete agreement will be included as an exhibit to a Current Report on Form 8-K, which will be filed with the Securities and Exchange Commission (“SEC”).

About MEI Pharma

MEI Pharma, Inc. (Nasdaq: MEIP) is a clinical-stage pharmaceutical company committed to developing novel and differentiated cancer therapies. We build our pipeline by acquiring promising cancer agents and creating value in programs through development, strategic partnerships, out-licensing and commercialization, as appropriate. Our approach to oncology drug development is to evaluate our drug candidates in combinations with standard-of-care therapies to overcome known resistance mechanisms and address clear medical needs to provide improved patient benefit. The drug candidate pipeline includes voruciclib, an oral cyclin-dependent kinase 9 (“CDK9”) inhibitor, and ME-344, an intravenous small molecule mitochondrial inhibitor targeting the oxidative phosphorylation pathway. For more information, please visit www.meipharma.com. Follow us on X (formerly Twitter) @MEI_Pharma and on LinkedIn.

About Anson

Anson Funds is a privately held alternative asset manager with $1.6B in assets. The firm was founded in 2007 with offices in Toronto and Dallas.

About Cable Car

Cable Car Capital LLC is a registered investment adviser based in San Francisco and the general partner of Funicular Funds, LP, an investment partnership.

Important Information and Where to Find It:

This statement is neither a solicitation of a proxy nor a substitute for any proxy statement or other filings that may be made with the Securities and Exchange Commission (the “SEC”). Nonetheless, the Company, its directors and/or its director nominees and certain of its executive officers and employees may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the fiscal year 2024 Annual Meeting. The Company plans to file with the SEC a proxy statement in connection with the solicitation of such proxies.

STOCKHOLDERS ARE URGED TO READ THE FISCAL 2024 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Additional information regarding the identity of these potential participants and their direct or indirect interests, by security holdings or otherwise, will be set forth in the fiscal year 2024 Proxy Statement and other materials to be filed with the SEC in connection with the fiscal year 2024 Annual Meeting. Such information can also be found in the Company’s definitive proxy statement for the fiscal year 2023 Annual Meeting of Stockholders, filed with the SEC on October 27, 2022, the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2023, filed with the SEC on September 26, 2023, and in the Company’s Current Reports on Form 8-K filed with the SEC from time to time. To the extent holdings of the Company’s securities have changed since the amounts shown in the definitive proxy statement for the fiscal year 2023 Annual Meeting of Stockholders, such changes have been or will be reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. Updated information regarding the identities of potential participants and their direct or indirect interests, by security holdings or otherwise, in the Company will be set forth in the fiscal year 2024 Proxy Statement and other relevant documents to be filed with the SEC, if and when they become available. Stockholders will be able to obtain, free of charge, copies of the fiscal year 2024 Proxy Statement (including any amendments or supplements thereto) and any other documents filed by the Company with the SEC in connection with the fiscal year 2024 Annual Meeting at the SEC’s website (www.sec.gov) or the Company’s investor website at https://www.meipharma.com/investors.

Forward-Looking Statements

Certain information contained in this press release that are not historical in nature are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 including, without limitation, statements regarding: the potential, safety, efficacy, and regulatory and clinical progress of our product candidates, including the anticipated timing for initiation of clinical trials and release of clinical trial data and our expectations surrounding potential regulatory submissions, approvals and timing thereof, our business strategy and plans; the sufficiency of our cash, cash equivalents and short-term investments to fund our operations; and our ability to fund the second capital return described above. You should be aware that our actual results could differ materially from those contained in the forward-looking statements, which are based on management’s current expectations and are subject to a number of risks and uncertainties, including, but not limited to our failure to successfully commercialize our product candidates; the availability or appropriateness of utilizing the FDA’s accelerated approval pathway for our product candidates; final data from our pre-clinical studies and completed clinical trials may differ materially from reported interim data from ongoing studies and trials; costs and delays in the development and/ or FDA approval, or the failure to obtain such approval, of our product candidates; uncertainties or differences in interpretation in clinical trial results; uncertainty regarding the impact of rising inflation and the increase in interest rates as a result; potential economic downturn; activist investors; our inability to maintain or enter into, and the risks resulting from, our dependence upon collaboration or contractual arrangements necessary for the development, manufacture, commercialization, marketing, sales and distribution of any products; competitive factors; our inability to protect our patents or proprietary rights and obtain necessary rights to third party patents and intellectual property to operate our business; our inability to operate our business without infringing the patents and proprietary rights of others; general economic conditions; the failure of any products to gain market acceptance; our inability to obtain any additional required financing; technological changes; government regulation; changes in industry practice; and one-time events. We do not intend to update any of these factors or to publicly announce the results of any revisions to these forward-looking statements. Under U.S. law, a new drug cannot be marketed until it has been investigated in clinical studies and approved by the FDA as being safe and effective for the intended use.

Contacts

David A. Walsey

858-369-7104

investor@meipharma.com

Joele Frank, Wilkinson Brimmer Katcher

Dan Katcher / Aaron Palash

212-355-4449

MEIP-jf@joelefrank.com

A-4